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                                                                    EXHIBIT 21.1

                    SUBSIDIARIES OF ELLER MEDIA CORPORATION

Eller Media Company (Delaware)
Eller Investment Company, Inc. (Arizona)
Eller Outdoor of El Paso, Inc. (Texas)
Eller Outdoor Advertising Company (Arizona)
Eller Outdoor Advertising Company of Atlanta (Arizona)
PMG Holdings, Inc. (Delaware)
Patrick Media Group, Inc. (Delaware)
PMG Target Media Holdings, Inc. (Delaware)
Eller Target Media Group, L.P. (California)
American Shelter Company, Inc. (Illinois)
Shelter Advertising of America, Inc. (Delaware)
Shelter Advertising of Hialeah, Inc. (Florida)
Trendel International Development Corp. (Florida)
Trendel, Inc. (Florida)
Trendel Enterprises International, Inc. (Florida)
Chicago Shelters Advertising, Inc. (Illinois)
Blue Wallscapes, Inc. (California)
Eltex Investment Corp. (Delaware)